Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
American Independence Corp.:

We consent to the incorporation by reference in the Registration Statements (No.’s 333-78177. 333-80197, 333-84625, 333-33140 and 333-32962) on Forms S-8 of American Independence Corp. (formerly SoftNet Systems, Inc.) of our reports dated March 15, 2007, with respect to the consolidated balance sheets of American Independence Corp. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of American Independence Corp.

/s/ KPMG LLP

New York, New York
March 15, 2007